Exhibit 99.1

Immunome and Morphimmune Announce Successful Completion of Merger with $125 Million PIPE to Develop Novel Targeted Cancer Therapies

10/03/2023

•	Clay B. Siegall, Ph.D., former co-founder & CEO of Seagen, Inc., appointed as Chairman and CEO

•	$125 million private placement investment completed with leading institutional investors will support cash runway expected to extend into Q1 2026*

•	Expected to submit three investigational new drug applications (INDs) within 18 months

SEATTLE & EXTON, Pa. – Immunome, Inc. (Nasdaq: IMNM), a biotechnology company focused on developing first-in-class and best-in-class targeted cancer therapies, today announced that it has completed its previously announced merger with Morphimmune.

“This merger is an essential step in establishing a preeminent oncology company,” said Dr. Siegall. “We believe that we are well positioned to advance our current oncology pipeline into the clinic, build upon the pipeline through our technology platform and proprietary toolbox, and expand our portfolio through strategic transactions focused on clinical and preclinical assets.”

Dr. Siegall previously served as the CEO and President of Seagen, Inc., which he co-founded in July 1997. Under his nearly 25 years of leadership, Seagen became an industry leader in antibody drug conjugate (ADC) therapeutics, a field he innovated, earned FDA approvals for four cancer therapies, and grew to over $2 billion in annual revenue. During his tenure, he raised well over $1 billion of equity financing for Seagen from public and private markets and oversaw the company’s acquisition of Cascadian Therapeutics. In March of 2023, Pfizer, Inc. agreed to purchase Seagen for $43 billion.

The oversubscribed private placement investment of $125 million includes participation from Enavate Sciences, EcoR1 Capital, Redmile Group, Janus Henderson Investors, Avidity Partners, Woodline Partners LP, and other leading institutional investors.

About Immunome, Inc.

Immunome is a biotechnology company dedicated to developing first-in-class and best-in-class targeted cancer therapies. Our portfolio pursues each target with a modality appropriate to its biology, including immunotherapies, targeted effectors, radioligand therapies and ADCs. We believe that pursuing underexplored targets with appropriate drug modalities leads to transformative therapies. Our proprietary memory B cell hybridoma technology allows for the rapid screening and functional characterization of novel antibodies and targets.

For more information, visit www.immunome.com or follow us on Twitter and LinkedIn.

*Assumes receipt of certain collaboration payments.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). These include, but are not limited to, statements regarding Immunome’s anticipated cash runway and the assumed receipt of certain collaboration payments; Immunome’s expectation to file three INDs within eighteen months; Immunome’s intent to advance its current pipeline into the clinic and to expand its current pipeline through its technology platform, proprietary toolbox, and through strategic transactions; and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Immunome undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. We use words such as “believes,” “plans,” “expects,” “will,” “assumes,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, the outcome of any legal proceedings that may be instituted against Immunome following the closing of the merger; the inability to recognize the anticipated benefits of the merger, which may be affected by, among other things, competition, the ability of Immunome to grow and successfully execute on its business plan, including advancing its current pipeline into the clinic and expanding its pipeline through its technology platform, proprietary toolbox, and through strategic transactions, if any; costs related to the merger; changes in the applicable laws or regulations; the possibility that Immunome may be adversely affected by other economic, business, and/or competitive factors; the risk that regulatory approvals for Immunome’s programs and product candidates are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect it or the expected benefits of the merger; Immunome’s ability to manage clinical trials or studies; the risk that pre-clinical data may not be predictive of clinical data; the complexity of numerous regulatory and legal requirements that Immunome needs to comply with to operate its business; the reliance on Immunome’s management; the prior experience and successes of the Immunome’s management team are not indicative of any future success; uncertainties related to Immunome’s capital requirements and Immunome’s expected cash runway; the failure to obtain, adequately protect, maintain or enforce Immunome’s intellectual property rights; and other risks and uncertainties indicated from time to time described in Immunome’s Annual Report on Form 10-K for the year ended December 31, 2022, the Registration Statement on Form S-4 relating to the merger, including those under “Risk Factors” therein, and in Immunome’s other filings with the SEC. Immunome cautions that the foregoing list of factors is not exclusive and not to place undue reliance upon any forward-looking statements which speak only as of the date made. Moreover, Immunome operates in a very competitive and rapidly changing environment. New risks emerge from time to time. Except as required by law, Immunome does not undertake any obligation to update publicly any forward-looking statements for any reason after the date of this press release to conform these statements to actual results or to changes in their expectations.

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Investor Contact

Corleen Roche

Chief Financial Officer

investors@immunome.com

Media Contact

Andrew W. Mielach

LifeSci Communications

amielach@lifescicomms.com